EXHIBIT 99.1

JURY VERDICT AGAINST BCGI IN FREEDOM WIRELESS PATENT LAWSUIT

SUBSEQUENT PROCEEDINGS NECESSARY BEFORE FINAL JUDGMENT CAN BE REACHED

BEDFORD, Mass. – May 20, 2005 – Boston Communications Group, Inc. (NASDAQ: BCGI), a provider of products and solutions that enable wireless operators to rapidly deploy and manage innovative voice and data services, today announced that the jury has reached a verdict in the patent infringement lawsuit brought by Freedom Wireless, Inc. against the Company. Today, the jury found that the Company and the other co-defendants jointly infringed two U.S. patents held by Freedom Wireless and the jury awarded Freedom Wireless approximately $128 million for past infringement. The jury also ruled that bcgi willfully infringed the patents, which could result in up to three times the amount of damages awarded and attorneys’ fees.

Before a final judgment can be rendered, the U.S. District Court in Massachusetts (the Court) is expected to act on additional post-trial motions and will hear a separate, non-jury trial regarding an unenforceability defense by bcgi and the other co-defendants. These additional motions and the trial are expected to begin on June 7, 2005 and to last approximately one to two weeks after they commence. If the Court rules in favor of bcgi and its co-defendants in the non-jury trial, the patents held by Freedom Wireless would become unenforceable, a decision that Freedom Wireless, Inc. may choose to appeal.

bcgi continues to believe that it does not infringe on the Freedom Wireless patents and that the patents are invalid in light of prior art. Therefore, if the Court rules against bcgi and the co-defendants in the non-jury trial, the Company expects to appeal the Court’s decision to the Court of Appeals for the Federal Circuit. bcgi will likely be required to provide collateral or post a bond in order to appeal the Court’s decision. If the Company is not successful in the non-jury trial, Freedom Wireless may seek to enjoin the Company from providing its prepaid wireless and Real-Time Billing service bureau in the United States, pending appeal.

In the first quarter of 2005, the Company’s revenues from its U.S. prepaid wireless services were $23.9 million, which represented 90% of its total revenues. If the Company is unable to provide adequate collateral or to post a sufficient bond or is enjoined during the appeals process, or if the Company is unable to get an adverse judgment reversed or to negotiate a commercially acceptable license with Freedom Wireless to allow bcgi to continue to provide its products and services, then it will not be possible for the Company to provide the prepaid wireless or Real-Time Billing service bureau as currently offered in the United States. In that event, the Company may not be able to continue its ongoing operations or may need to seek protections under the bankruptcy code.

In addition, the Company learned that Freedom Wireless filed additional lawsuits on May 20, 2005 in the U.S. District Court of Massachusetts against bcgi and Alltel Corporation and bcgi and Nextel Communications alleging joint infringement on the same two patents. Freedom Wireless may also bring infringement actions against the Company’s other customers who were not party to these lawsuits. If Freedom Wireless is successful against these other parties, these customers may stop using bcgi’s prepaid wireless and Real-Time Billing service and bcgi may become obligated to indemnify them for their damages, which could be substantial. Even if the Company is successful in the non-jury trial or on appeal, due to the uncertainty of this process, the Company’s existing customers may choose to stop using its prepaid wireless and Real-Time Billing service and the Company may be unable to obtain any new customers. These results would have a material adverse impact on the Company’s business.

If today’s verdict is upheld upon final judgment by the Court, the Company will record the amount then reasonably estimable as an expense in the Company’s financial statements. This amount may be solely the Company’s responsibility since the other defendants have claimed that bcgi is obligated to indemnify them for any damages they incur with respect to any infringement by the Company’s technology.

“We disagree with the jury’s decision regarding the infringement of Freedom Wireless patents,” said E.Y. Snowden, president and CEO of bcgi. “Despite the jury verdict, it should be clear that subsequent motions before the Court could affect how the Court ultimately rules on this case. In addition, should the Court find in favor of Freedom Wireless on these subsequent motions, we expect to enter an appeals process and seek to have the ruling overturned in a higher court. Furthermore, we believe that the evidence does not support the verdict and its willfulness judgment.”

The Company will be holding a conference call and Webcast at 8:30 AM Monday May 23, 2005 to discuss the jury’s verdict. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. The conference call and replay can also be accessed via the web at www.bcgi.net. For those unable to participate at the designated time, a replay will be available for 7 days following the call via telephone at 1-800-642-1687 (conf id 6560339) and for 90 days on the web at www.bcgi.net.

About Boston Communications Group, Inc.

Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the S&P Small Cap 600 and Russell 2000 indices. For more information, visit www.bcgi.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s expectations to appeal an adverse judgment. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include restrictions placed upon the Company by the Court as a result of the Freedom Wireless judgment, an unfavorable final judgment in the Freedom Wireless suit, the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers, including Verizon Wireless, Cingular Wireless and Nextel Communications, which represented 27%, 19% and 29%, respectively, of the Company’s consolidated revenues for the three months ended March 31, 2005, greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of the Company’s carrier customer contracts, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended March 31, 2005 filed with the Securities and Exchange Commission.

CONTACT: Media relations, Chris Harrall, 781-904-5321, charrall@bcgi.net or Jean Borgman, 508-451-5944, r.borgmanjr@comcast.net or Investor relations, Joe Calabrese, 212-827-3772, investor_relations@bcgi.net.

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